Exhibit 99.3

OceanPal Inc. Announces Entry Into
Support Agreement with Sphinx Investment Corp.

Sphinx Terminates its Proxy Contest and Enters Into Voting Commitment

Mr. Economou Expected to Be Made Available to Provide Strategic Advice

ATHENS, GREECE – May 17, 2024 – OceanPal Inc. (“OceanPal” or the “Company”) (NASDAQ: OP) announced today that it has entered into a Support Agreement (the “Agreement”) with Sphinx Investment Corp. (“Sphinx”), an affiliate of George Economou, which owns approximately 14.1% of the Company’s outstanding common stock, providing for the future support of the Company and its Board by Sphinx.

Pursuant to the Agreement, Sphinx has agreed to cease its efforts with respect to the election of directors and the passage of shareholder proposals at the 2024 annual meeting of the Company’s stockholders, and to commit to voting in favor of the Board’s slate of recommended directors and with respect to certain other proposals at each Company shareholder meeting through the 2029 annual meeting of the Company’s shareholders. In addition, Sphinx and the Company have agreed on a non-binding basis to a structure for the provision by Mr. Economou of strategic advice to the Board with respect to future opportunities for creating shareholder value.

Mr. Robert Perri, Chief Executive Officer of the Company, said:

I am pleased that OceanPal and Sphinx have been able to put aside their differences. We value Sphinx’s interest in the Company, and I and the rest of the board look forward to further discussing with George his views on opportunities to create value for OceanPal’s stockholders.

The Agreement also includes customary standstill provisions, mutual releases and non-disparagement and expense reimbursement terms, among others.

Addition information with respect to the Agreement will be filed with the U.S. Securities and Exchange Commission (the “SEC”) on a Current Report on Form 6-K.

About the Company

OceanPal Inc. is a global provider of shipping transportation services through its ownership of vessels. The Company’s vessels currently transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes and it is expected that the Company’s vessels will be primarily employed on short term time and voyage charters following the completion of their current employments.

Forward Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company’s vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, including risks associated with the continuing conflict between Russia and Ukraine and related sanctions, potential disruption of shipping routes due to accidents or political events, including the escalation of the conflict in the Middle East, vessel breakdowns and instances of off-hires and other factors. Please see the Company’s filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.